Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Astericks denote omissions.

Exhibit 10.23

ALLEN & GLEDHILL
Advocates & Solicitors

Dated 29 September, 2002

IOMEGA OVERSEAS B.V.
as Vendor

and

VENTURE CORPORATION LIMITED
as Purchaser

--------------------------------------------------------------

AGREEMENT
relating to
the sale and purchase of
the issued share capital of
Iomega (Malaysia) Sdn. Bhd.

--------------------------------------------------------------

ALLEN & GLEDHILL
36 ROBINSON ROAD
#18-01 CITY HOUSE
SINGAPORE 068877

                                                           TABLE OF CONTENTS

Contents                                                                                             Page

This Agreement is made on 29 September 2002 between:

(1)	IOMEGA OVERSEAS B.V. (the "Vendor"), a company incorporated in the Netherlands with its principal place of business at Hardwareweg 4, 3821 BM Amersfoort, Netherlands; and

(2)	VENTURE CORPORATION LIMITED (the "Purchaser"), a company incorporated in Singapore with its registered office at 10 Collyer Quay, #19-08 Ocean Building, Singapore 049315.

Whereas:

(A)	Iomega (Malaysia) Sdn. Bhd. (the "Company") is a company incorporated in Malaysia and has at the date of this Agreement an authorised share capital of RM50,000,000 divided into 50,000,000 ordinary shares of RM1 each, of which 25,000,000 ordinary shares have been issued and are fully paid-up and are all held by the Vendor. Further particulars of the Company are contained in Schedule 1.

(B)	The Vendor is a wholly-owned indirect subsidiary of Iomega Corporation, a Delaware corporation.

(C)	The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Sale Shares (as defined below) on the terms and subject to the conditions contained in this Agreement.

It is agreed as follows:

1. DEFINITIONS

1.1	In this Agreement and the Schedules, unless there is something in the subject or context inconsistent therewith, the following expressions bear the following meanings, namely:

“Accounting Standards” means the provisions of the Accounting Standards issued by the Malaysian Accounting Standards Board in effect as at the Balance Sheet Date and as applied on a consistent basis with the principles and practices adopted by the Company in the preparation of the Accounts, and where none of the provisions of such Accounting Standards apply, then the principles and practices adopted by the Company in the preparation of the Accounts;

“Accounts” means the audited accounts of the Company for the financial year ended the Balance Sheet Date;

“Agreed Exchange Rate” means the exchange rate for converting RM to US$, being RM3.80 to US$1;

“Balance Sheet Date” means 31 December 2001;

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for business in Singapore and Malaysia;

“Certificate” shall have the meaning ascribed thereto in Clause 6.2;

“Commission” means the Companies Commission of Malaysia;

“Companies Act” means the Companies Act, 1965 of Malaysia;

“Completion” means completion of the sale and purchase of the Sale Shares pursuant to Clause 5;

“Completion Date” means the first fiscal month-end date falling after the date on which the last of the conditions specified in Clause 2.1 has been fulfilled (the “Conditions Fulfilment Date”) unless such first fiscal month-end date is a date falling less than 15 days after the Conditions Fulfilment Date in which event, the Completion Date shall be the next fiscal month-end date falling after such first fiscal month-end date (or such other date as the Parties may agree in writing);

“Completion Value” means the net tangible asset value of the Company as at the Completion Date determined in accordance with Clause 6;

“Cut-Off Date” means the date falling three months after the date of this Agreement (or such other date as the Parties may agree in writing);

“Damages” means:

(i)	in the case of the Purchaser:

(a)	out-of-pocket losses and damages incurred or suffered by the Purchaser or the Company; and

(b)	the amount by which assets are over-stated in the Proforma Balance Sheet, and/or the amount by which Liabilities are under-stated in the Proforma Balance Sheet; and

(ii)	in the case of the Vendor, out-of-pocket losses and damages incurred or suffered by the Vendor,

provided, however, that for the purposes of computing the amount of Damages incurred or suffered by a Party or the Company (the "Affected Party"), there shall be deducted:

(aa)	an amount equal to the amount of any tax benefit actually received by the Affected Party or any of the Affected Party's affiliates in connection with such Damages or the circumstances giving rise thereto; and

(bb)	an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Affected Party or any of the Affected Party’s affiliates in connection with such Damages or the circumstances giving rise thereto;

“Disclosure Letter” means the letter dated today from the Vendor to the Purchaser disclosing particulars of other matters referred to in this Agreement and information constituting exceptions to the Vendor Warranties;

“Employee Retention Plan” means the Employee Retention Plan and Supplemental Retention Plan for Key Employees, both adopted and made effective by the Company on 7 June 2002, and the Retention Incentive Agreement, dated effective as of June 8, 2002 made between Iomega Corporation and [**] relating to his entitlement to a retention bonus payment;

“Encumbrances” means any claim, charge, mortgage, security, lien, option, equity, power of sale, hypothecation or other third party rights, retention of title, right of pre-emption, right of first refusal or security interest of any kind;

“Independent Accountant’s Certificate” shall have the meaning ascribed thereto in Clause 6.7;

“Initial Pioneer Period” means the period of five years commencing from 1 September 1996;

“Intellectual Property ” means patents, trade marks and service marks, rights in designs, trade or business names and copyrights (whether or not any of these is registered and including pending applications for registration of any such thing) and rights under licences and consents in relation to any such thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Key Employees” means the individuals identified in Schedule 4;

“Liabilities” means all and any liabilities (whether accrued, absolute, contingent or otherwise) of or amounts due from the Company including, without limitation, accounts payable and liabilities in relation to Taxation;

“Malaysian Ringgit” and the sign “RM” mean the lawful currency of Malaysia;

“Manufacturing Services and Supply Agreement” means the manufacturing services and supply agreement to be made between Iomega Corporation and the Company in the agreed terms;

“Matter” means any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter;

“MITI” means the Ministry of International Trade and Industry of Malaysia;

“MSSA Termination Date” means the date on which the Manufacturing Services and Supply Agreement expires or is validly terminated in accordance with the terms set out therein, whichever is earlier;

“Parties” means the Vendor and the Purchaser;

“Pioneer Certificate” means the existing certificate of pioneer status issued by MITI to the Company for the Initial Pioneer Period pursuant to the Promotion of Investments Act, 1986 of Malaysia, as amended or modified;

“Proforma Balance Sheet” means the financial accounts of the Company representing the net tangible assets of the Company as at the Completion Date, as restated in compliance with Clause 5.1;

“Property” means the land and buildings owned, leased, occupied or otherwise used in connection with the businesses of the Company, details of which are set out in Schedule 3;

“Purchaser Warranties” means the representations, warranties and undertakings on the part of the Purchaser set out in Clause 7.2;

“Representatives” means, as to either Party, such Party’s directors, officers, employees, agents and advisors (including, without limitation, financial advisors, legal advisors and accountants);

“Sale Shares” means all of the 25,000,000 issued and fully paid-up ordinary shares of RM1 each in the capital of the Company to be purchased by the Purchaser from the Vendor pursuant to this Agreement;

“Vendor Warranties” means the representations, warranties and undertakings on the part of the Vendor set out in Clause 8 (and incorporating Schedule 2);

“Title Warranties” means the representations, warranties and undertakings on the part of the Vendor set out in Clause 7.1; and

“US Dollars” and the sign “US$” mean the lawful currency of the United States of America.

1.2	Construction of Certain References: Any reference in this Agreement and the Schedules to:

“Claim” means any written notice, demand or assessment, letter or other document issued or action taken by the Inland Revenue Board or other statutory or governmental authority, body or official whosoever (anywhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available; and

“Taxation” comprises all forms of taxation anywhere in the world (including, without limitation, capital gains tax, income tax, estate duty, profits tax, stamp duty, value added tax, purchase tax, customs and other import or export duties) and all other statutory, governmental or state impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim.

1.3	Modification of Statutes: Any reference in this Agreement or the Schedules to a statutory provision shall include that provision and any regulations made in pursuance thereof.

1.4	Accounts: Any reference to “accounts” shall include the directors’ reports, relevant balance sheets and profit and loss accounts together with all documents which are or would be required by law to be annexed to the accounts of the Company to be laid before the Company in general meeting for the accounting period in question.

1.5	Miscellaneous:

1.5.1	Except where the context otherwise requires, words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; words denoting persons shall include firms and corporations and vice versa.

1.5.2	The expression “financial year” means a period in respect of which an audited profit and loss account of the Company has or is to be prepared for the purpose of laying before the Company at its annual general meeting, whether that period is a year or not.

1.5.3	The words “written” and “in writing” include any means of visible reproduction. References to “Clauses”, “Schedules” and “Appendices” are to the clauses of, and the schedules and the appendices to, this Agreement.

1.5.4	Clause headings are for ease of reference only and do not affect the construction of this Agreement.

1.5.5	The expression “affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person. The expression “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.5.6	The expression “transaction” includes any transaction, act, or event of whatever nature.

1.5.7	The expression “agreed terms” means a document in the terms agreed between the Parties and initialled for identification by or on behalf of the Parties.

1.5.8	The expression “fiscal month-end date” shall mean 3 November, 1 December, 31 December, 2 February, 2 March and 30 March.

2. CONDITIONAL AGREEMENT

2.1 Conditions Precedent: Completion is conditional upon:

2.1.1	the issue by MITI of a new or amended certificate (or letter) confirming grant of pioneer status to the Company for a period of not less than five years with effect from 1 September 2001 having been obtained on or before the Cut-Off Date and not having been revoked or amended on or before Completion and, where such certificate is subject to conditions, such conditions being acceptable to the Parties and to the extent that any such conditions are required to be fulfilled on or before Completion, they are fulfilled;

2.1.2	the receipt by the Purchaser on or before the Cut-Off Date of a written opinion from KPMG, addressed to the Purchaser and in a form acceptable to the Purchaser, confirming that the Company has had no liability to income tax during the Initial Pioneer Period (the “KPMG Opinion”);

2.1.3	the approval of (i) MITI for the transfer of the Sale Shares as required under the Company’s manufacturing licence(s), (ii) Bank Negara Malaysia for the purchase price for the Sale Shares to be paid in a currency other than Malaysian Ringgit and (iii) the Penang Development Corporation (the “PDC”) pursuant to the terms of Clause 9 of that certain agreement, dated 30 October 1993, by and between the PDC and Digital Equipment Storage Products (Malaysia) Sdn Bhd (the “PDC Agreement”), or the notification to the PDC in lieu of such approval, if such notification will suffice for the purposes of satisfying Clause 9 of the PDC Agreement and the PDC confirms in writing to the effect that it has no objections to the transfer of the Sale Shares, being obtained on or before the Cut-Off Date and, where any such approval is subject to conditions, such conditions being acceptable to the Parties and to the extent that any such conditions are required to be fulfilled on or before Completion, they are fulfilled;

2.1.4	the delivery to the Purchaser of (i) a copy of each Form P completed and filed with Bank Negara Malaysia for all dividend payments or other profit distributions made by the Company since 31 December 2000 and (ii) written confirmation from the Vendor that a Form P has been duly completed and filed for all dividend payments and other profit distributions made by the Company, on or before the Completion Date;

2.1.5	the receipt by the Purchaser on or before the Cut-Off Date of the in-principle agreement of substantially all of the Key Employees to the forms of employment agreements prepared by the Purchaser which agreements are contemplated to be executed by the Key Employees and the Company on the day immediately following the Completion Date;

2.1.6	the Title Warranties shall be accurate in all respects, and the Vendor Warranties shall be accurate in all material respects, on the Completion Date, except to the extent that any of the Title Warranties and the Vendor Warranties refers specifically to a date other than the Completion Date, and except to the extent that the accuracy of any of the Title Warranties and the Vendor Warranties is affected by any of the transactions contemplated by this Agreement;

2.1.7	the Vendor shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Vendor on or before the Completion Date;

2.1.8	the Purchaser Warranties shall be accurate in all material respects on the Completion Date; and

2.1.9	the Purchaser shall have performed, in all material respects, all obligations required by this Agreement to be performed by the Purchaser on or before the Completion Date.

2.2	Vendor’s Responsibility for Satisfaction: The Vendor shall use reasonable endeavours to satisfy the conditions set out in Clauses 2.1.1 to 2.1.4 and the Purchaser shall use reasonable endeavours to assist the Vendor in the satisfaction of such conditions. The Vendor shall pay the costs and expenses of obtaining the KPMG Opinion and shall ensure that KPMG does not contractually agree to any indemnity or other form of recourse from the Company in connection with any liability of KPMG in delivering the KPMG Opinion.

2.3	Termination by Purchaser: The conditions in Clauses 2.1.1 to 2.1.7 are inserted for the benefit of the Purchaser and if any of them are not fulfilled and the time for the fulfilment thereof is not extended by the agreement in writing of the Parties, or in the case of the conditions in Clauses 2.1.2, 2.1.4, 2.1.5, 2.1.6 and 2.1.7, not waived in writing at the discretion of the Purchaser, the Purchaser may, as its sole remedy, at any time before Completion terminate this Agreement by notice in writing given to the Vendor. Upon such termination, neither Party shall have any claim against the other for costs, damages, compensation or otherwise arising out of this Agreement.

2.4	Termination by Vendor: The conditions in Clauses 2.1.1, 2.1.3, 2.1.8 and 2.1.9 are inserted for the benefit of the Vendor and if any of them are not fulfilled and the time for the fulfilment thereof is not extended by the agreement in writing of the Parties, or in the case of the conditions in Clauses 2.1.8 and 2.1.9, not waived in writing at the discretion of the Vendor, the Vendor may, as its sole remedy, at any time before Completion terminate this Agreement by notice in writing given to the Purchaser. Upon such termination, neither Party shall have any claim against the other for costs, damages, compensation or otherwise arising out of this Agreement.

3.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions of this Agreement, the Vendor, relying on the representations, warranties and undertakings of the Purchaser contained in this Agreement, shall sell, as legal and beneficial owner, and the Purchaser, relying on the representations, warranties and undertakings of the Vendor contained in this Agreement, shall purchase for the Aggregate Consideration (as defined below) the Sale Shares free from Encumbrances and together with all rights and advantages now and hereafter attaching thereto, excluding the right to dividends and other profit distribution to be made by the Company in accordance with Clause 5.1.

4.	CONSIDERATION

4.1	Aggregate Consideration: The aggregate consideration for the purchase of the Sale Shares (the “Aggregate Consideration”) shall be the sum in Malaysian Ringgit equal to the Completion Value, and shall be paid in two instalments in accordance with Clause 4.2.

4.2	Manner of Payment: The Aggregate Consideration shall be payable in the following manner:

4.2.1	90 per cent. of the Proforma Value (as defined below) (the “Initial Consideration”) shall be paid by the Purchaser in cash on Completion in accordance with Clause 5; and

4.2.2	the sum equal to the difference between the Completion Value and the Initial Consideration shall be paid by the Purchaser in cash on the date falling ten Business Days after the date on which the Certificate has been issued in accordance with Clause 6 or the date on which the Independent Accountant’s Certificate has been issued in accordance with Clause 6 (whichever is later) if the Completion Value is more than the Initial Consideration; or

4.2.3	the sum equal to the difference between the Completion Value and the Initial Consideration shall be paid by the Vendor in cash on the date falling ten Business Days after the date on which the Certificate has been issued in accordance with Clause 6 or the date on which the Independent Accountant’s Certificate has been issued in accordance with Clause 6 (whichever is later) if the Completion Value is less than the Initial Consideration.

4.3	Method of Payment: All and any payments to be made by a Party to the other Party under this Clause 4 shall be made in US Dollars (by converting the Aggregate Consideration to US Dollars at the Agreed Exchange Rate) and by way of wire transfer in immediately available funds to a bank account notified to the paying Party by the other Party in writing no later than three Business Days before the due date of payment (or by such other method as may be agreed in writing by the Parties).

5.	COMPLETION

5.1	Restating of Balance Sheet: On or before Completion, the Vendor shall procure and ensure that the Company shall dispose and transfer assets, discharge Liabilities and distribute retained earnings, such that the balance sheet of the Company shall be restated as follows:

5.1.1	assets comprise only the Property and production equipment, fittings and inventory that are useful in connection with the business of the Company and incidental accounts receivable, prepayments, cash and deposits in the ordinary course of business, with the production equipment, fittings and inventory to be properly depreciated in accordance with the Accounting Standards;

5.1.2	all other production equipment, fittings and fixed assets not being used in connection with the business of the Company have been fully depreciated and a nominal consideration has been assigned to the same or removed from the balance sheet;

5.1.3	the aggregate value of the Property has been adjusted and fixed at RM45.6 million, being the aggregate current fair market value of the Property as agreed by the Parties;

5.1.4	the Liabilities comprise only accounts payable in the ordinary course of business and provisions for accounts payable and salaries and other benefits payable to the employees of the Company, including, without limitation, liabilities of the Company under the Employee Retention Plan), and all such Liabilities are not more than RM76 million as at the Proforma Balance Sheet Date (as defined below);

5.1.5	the net tangible asset value of the Company is not more than RM45.6 million as at the Proforma Balance Sheet Date; and

5.1.6	notwithstanding anything contained in the Accounting Standards, the Parties agree that the provision for liabilities of the Company under the Employee Retention Plan shall be RM8,978,474.24 (and it is hereby understood and agreed between the Parties that this amount represents the maximum amount that may be payable under such Plan, which amount is payable only to persons legally employed by the Company as well as [**] (notwithstanding that [**] is not legally employed by the Company) and that Joe Adams, and Melber Abdullah Amir and his team members (whether or not any of them are legally employed by the Company) shall not be entitled to any payment whatsoever under the Employee Retention Plan) but for the purpose of determining the Initial Consideration under Clause 4.2.1, the provision for liabilities under the Employee Retention Plan shall be deemed to be RM5,178,474.24. In the event that any amount shall be due to [**] under such Plan, the Purchaser shall procure and ensure that payment is made to him of the amount due.

5.2	Delivery of Proforma Balance Sheet: No later than three Business Days prior to the Completion Date, the Vendor shall deliver to the Purchaser a Proforma Balance Sheet having been restated in accordance with Clause 5.1, dated no earlier than five Business Days prior to the Completion Date (the “Proforma Balance Sheet Date”), such Proforma Balance Sheet to be accompanied by a certificate of an officer or manager of the Company certifying the net tangible asset value of the Company as at the Proforma Balance Sheet Date disclosed by such Proforma Balance Sheet (the “Proforma Value”).

5.3	Date and Place: Subject as hereinafter provided, Completion shall take place at the offices of Allen & Gledhill at 36 Robinson Road, #18-01 City House, Singapore 068877 (or such other place as the Parties may agree in writing) on the Completion Date.

5.4	Obligations of the Vendor: On Completion:

5.4.1	the Vendor shall deliver to the Purchaser:

(i)	a duly executed transfer of the Sale Shares in favour of the Purchaser (or as it may direct) accompanied by the share certificates in respect of such Sale Shares;

(ii)	letters duly signed by all directors of the Company tendering their resignations as directors of the Company and confirming that they have no claim against the Company for compensation for loss of office or otherwise howsoever;

(iii)	letters duly signed by Tan Leh Kiah, Tay Chee Wah and Pan Mi Keay tendering their resignations as secretaries of the Company and confirming that they have no claim against the Company for compensation for loss of office or otherwise howsoever;

(iv)	a letter duly signed by Ernst & Young tendering their resignation as auditors of the Company and confirming that they have no claim against the Company for compensation for loss of office or otherwise howsoever;

(v)	any waiver, consent or other document necessary to give the Purchaser full legal and beneficial ownership of the Sale Shares;

(vi)	the Manufacturing Supply and Services Agreement duly executed by the Company and Iomega Corporation;

(vii)	the Certificate of Incorporation, Memorandum and Articles of Association, common seal, cheque books and statutory books of the Company (duly written up-to-date);

(viii)	all the financial and accounting books and records of the Company;

(ix)	a certified true copy of the board resolutions of the Vendor approving its sale of the Sale Shares to the Purchaser on the terms and subject to the conditions herein and its execution of and entry into this Agreement and the transactions contemplated herein; and

(x)	a certified true copy of the board resolutions of Iomega Corporation approving its execution and entry into the Manufacturing Services and Supply Agreement and the Deed of Indemnity entered into by Iomega Corporation on the date of this Agreement in favour of the Purchaser and the transactions respectively contemplated therein;

5.4.2	the Vendor shall procure the passing of board resolutions of the Company (in terms approved by the Purchaser prior to Completion):

(i)	approving the registration of the share transfers referred to in Clause 5.4.1(i);

(ii)	revoking all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts;

(iii)	accepting the resignations referred to in Clauses 5.4.1(ii) and 5.4.1(iii) and appointing such persons as the Purchaser may nominate as directors and the secretary of the Company; and

(iv)	approving the entry by the Company into the Manufacturing Services and Supply Agreement,

and shall deliver to the Purchaser duly certified copies of such board resolutions; and

5.4.3	the Vendor shall procure and ensure the passing of resolutions in general meeting of the Company in terms approved by the Purchaser prior to Completion accepting the resignation of Ernst & Young referred to in Clause 5.4.1(iv) and appointing Deloitte Kassim Chan as the auditors of the Company and shall deliver to the Purchaser duly certified copies of such resolutions.

5.5	Obligations of the Purchaser: Against compliance with the foregoing provisions of this Clause, the Purchaser shall:

5.5.1	pay to the Vendor the Initial Consideration on the Completion Date;

5.5.2	on the Completion Date deliver to the Vendor certified true copies of the board resolutions of the Purchaser approving its purchase of the Sale Shares on the terms and subject to the conditions herein and its execution of and entry into this Agreement and the transactions contemplated herein; and

5.5.3	within three days prior to the Completion Date, deliver to the Vendor the names of its nominees for the director and secretary positions.

5.6	Right to Terminate: If any of the documents required to be delivered to either Party on Completion under this Clause 5 is not forthcoming for any reason or if some only and not all of the Sale Shares are to be transferred to the Purchaser on Completion or if in any other respect the foregoing provisions of this Clause 5 are not fully complied with by either Party, the Party not in default shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages):

5.6.1	to elect to terminate this Agreement, except in the case where the conditions required under Clauses 5.4.1(ii), 5.4.1(iii) and 5.4.1(iv) have not been met, the Vendor shall have a period of time reasonable under the circumstances to satisfy such conditions or otherwise cure the effect of such failure;

5.6.2	to effect Completion so far as practicable having regard to the defaults which have occurred;

5.6.3	to specific performance of this Agreement without prejudice to any other rights or remedies the Vendor may be entitled to under any applicable laws; or

5.6.4	to fix a new date for Completion (not being more than 28 days after the Completion Date) in which case the foregoing provisions of this Clause shall apply to Completion as so deferred; however,

5.6.5	in no event shall a Party’s claim for Damages arising under this Clause 5.6 exceed the Completion Value.

6.	AUDIT

6.1	Audit: Immediately following the execution of this Agreement, the Purchaser shall appoint Deloitte Kassim Chan (“Deloitte”), solely for the purpose of making a determination of the Completion Value.

6.2	Certificate: Following the conduct of the audit referred to in Clause 6.1, the Purchaser shall use reasonable endeavours to procure that Deloitte delivers a certificate (the “Certificate”) to each Party certifying the Completion Value as soon as reasonably practicable but in any event no later than 30 days from the Completion Date. The Vendor shall request that Ernst & Young provide Deloitte with access to all of Ernst & Young’s working papers used to prepare the Accounts on such terms and conditions as Ernst & Young may reasonably require. The costs of Deloitte shall be borne by the Purchaser.

6.3	Determination of Completion Value: For the purpose of determining the Completion Value, the net tangible asset value of the Company as at the Completion Date shall be valued or calculated in accordance with the Accounting Standards so as to give a true and fair view of the Completion Value to the extent possible in light of the actions taken by the Company in order to prepare and deliver the Proforma Balance Sheet in accordance with Clauses 5.1 and 5.2.

6.4	Assumptions by Deloitte: Notwithstanding anything contained in this Clause 6, Deloitte shall be directed by the Purchaser to assume that for the purpose of determining the Completion Value:

6.4.1	the provision for liabilities of the Company under the Employee Retention Plan shall be RM5,178,474.24 instead of RM8,978,474.24; and

6.4.2	the value of the Property shall be fixed at RM45.6 million.

6.5	Dispute by Vendor: The Vendor shall within ten Business Days from the date of delivery of the Certificate notify the Purchaser in writing (the “Vendor’s Notice”) if the Vendor disputes the Certificate. The Vendor’s Notice shall specify the nature and reasons for such dispute and shall include its statement as to what the Completion Value should be (the “Vendor Stated Completion Value”). For the avoidance of doubt, if the Purchaser does not receive the Vendor’s Notice within the said ten Business Day period, the Vendor shall be deemed to have accepted the Certificate.

6.6	Independent Accountant: If the Vendor and the Purchaser cannot agree on the aspect of the Certificate which is being disputed by the Vendor within 15 Business Days of the delivery of the Vendor’s Notice, then the Vendor may refer the dispute to an independent accountant (the “Independent Accountant”) with a request that the Independent Accountant make a decision on the disagreement. The Independent Accountant shall be a firm of public accountants practising in Malaysia appointed by the Vendor with the Purchaser’s agreement or if the Vendor and the Purchaser do not agree on which firm of public accountants practising in Malaysia should be appointed as the Independent Accountant within five Business Days of the expiry of the said 15 Business Day period, the Independent Accountant shall be appointed by the Director for the time being of the Kuala Lumpur Regional Centre for Arbitration (the “KLRCA”) at the request of either the Vendor or the Purchaser and such appointment by the Director of the KLRCA shall be final and binding on the Parties.

6.7	Determination by Independent Accountant: Each of the Vendor and the Purchaser shall be entitled to make written submissions to the Independent Accountant. The Independent Accountant, in making its decision, shall adopt the Accounting Standards and shall make the same assumptions as Deloitte as contained in Clause 6.4. Subject to the foregoing, the procedures for determination are to be decided by the Independent Accountant in its absolute discretion. The Independent Accountant shall deliver a certificate (the “Independent Accountant’s Certificate”) setting out its decision on the disagreement and its determination of the Completion Value to the Parties within 21 days of its appointment.

6.8	Determination to be Binding: In determining the Completion Value, the Independent Accountants shall be deemed to act as experts and not as arbitrators and in the absence of fraud or manifest error, the determination of the Independent Accountant shall be final and binding on the Parties. In the absence of fraud or manifest error, the Independent Accountant shall be under no liability to any person by reason of its determination or the Independent Accountant’s Certificate or by anything done or omitted to be done by it for the purposes thereof or in connection therewith.

6.9	Costs of Independent Accountant: The costs and expenses of the Independent Accountant in respect of the preparation of the Independent Accountant's Certificate and determination of the Completion Value shall be borne by:

6.9.1	the Purchaser, if the difference between the Completion Value set out in the Certificate and the Completion Value set out in the Independent Accountant’s Certificate is greater than the difference between the Vendor Stated Completion Value and the Completion Value set out in the Independent Accountant’s Certificate;

6.9.2	the Vendor, if the difference between the Vendor Stated Completion Value and the Completion Value set out in the Independent Accountant’s Certificate is greater than the difference between the Completion Value set out in the Certificate and the Completion Value set out in the Independent Accountant’s Certificate; or

6.9.3	the Vendor and the Purchaser in equal proportions, if the difference between the Vendor Stated Completion Value and the Completion Value set out in the Independent Accountant’s Certificate is the same as the difference between the Completion Value set out in the Certificate and the Completion Value set out in the Independent Accountant’s Certificate.

7.	WARRANTIES AS TO TITLE AND AUTHORITY

7.1	Ownership of Sale Shares: The Vendor hereby represents and warrants to and undertakes with the Purchaser and its successors in title as follows:

7.1.1	it is or will on Completion be legally and beneficially entitled to or is otherwise able to transfer the Sale Shares to the Purchaser under this Agreement; and

7.1.2	such Sale Shares are or will on Completion be free from any Encumbrances whatsoever.

7.2	Warranties as to Authority: Each Party hereby severally represents and warrants to and undertakes with the other Party and its successors in title that:

7.2.1	it has full power, authority and legal right to enter into this Agreement and to observe and perform its obligations hereunder and has taken all necessary corporate (if required) and other action to authorise its execution, delivery and performance of this Agreement and all such other documents and instruments as are specified or referred to in this Agreement;

7.2.2	this Agreement constitutes legal, valid and binding obligations enforceable against it in accordance with the terms of this Agreement and the performance by it of its obligations under this Agreement shall not:

(i)	result in a breach of its Memorandum and Articles of Association or equivalent constitutional documents and do not infringe, or constitute a material default under, any directive, instrument, contract, document or agreement to which it is a party or by which it is bound (whether in Singapore or elsewhere); and

(ii)	result in a material breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council).

7.3	Effect of Completion: Subject to Clauses 19.3, 19.4 and 19.5, the said representations, warranties and undertakings given under this Clause shall be separate and independent and not in any respect be limited, extinguished or affected by Completion or by any other event or matter whatsoever or by any due diligence investigations conducted by the Purchaser on the Company.

8.	WARRANTIES AS TO THE COMPANY

8.1	Incorporation of Schedule 2: The Vendor hereby represents and warrants to and undertakes with the Purchaser and its successors in title in the terms set out in Schedule 2, subject only to:

8.1.1	any exceptions disclosed in the Disclosure Letter; and

8.1.2	the limitations set out in Clause 19 and elsewhere in this Agreement.

8.2	Updating to Completion: The Vendor further represents and warrants to and undertakes with the Purchaser and its successors in title that:

8.2.1	subject to Clause 8.1, the Vendor Warranties will be fulfilled down to, and will be true and correct in all material respects and not misleading at, Completion as if they had been entered into afresh at Completion; and

8.2.2	if after the signing of this Agreement and before Completion any event actually known to the Vendor shall occur or matter arises which results in any of the Vendor Warranties being unfulfilled, untrue or incorrect in any material respect at Completion the Vendor shall immediately notify the Purchaser in writing fully thereof prior to Completion and the Vendor shall make any reasonable investigation concerning the event or matter which the Purchaser may require.

8.3	Effect of Completion: Subject to Clauses 19.3, 19.4 and 19.5, the Vendor Warranties shall be separate and independent and not in any respect be limited, extinguished or affected by Completion or by any other event or matter whatsoever or by any due diligence investigations conducted by the Purchaser on the Company.

8.4	Right of Termination: If prior to Completion, the Purchaser shall become aware that any of the Vendor Warranties has not in all material respects been carried out or complied with or is otherwise untrue or misleading in any material respect, the Purchaser shall be entitled by notice in writing to the Vendor, as its sole remedy, to terminate this Agreement and upon such termination, neither Party shall have any claim against the other for costs, damages, compensation or otherwise arising out of this Agreement.

8.5	Waiver: Save in the case of fraud, the Vendor undertakes to the Purchaser not to make or pursue any claim against the Company or its officers, employees or agents in connection with assisting the Vendor in giving the Vendor Warranties, preparing the Disclosure Letter and/or entering into this Agreement and the documents entered into pursuant to this Agreement.

8.6	Knowledge: Any statement qualified by the expression “so far as the Vendor is aware”, “to the Vendor’s knowledge”, “known to the Vendor” or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of all directors and senior officers of the Vendor, all directors and senior officers and managers (director level employees and above) of the Company, including without limitation, Joe Adams, [**], Khaw Lam Peng, John Leong, Richard M. Marsh, Noraini Mustaffa and Tay Cheng Ai.

9.	ACTIONS PENDING COMPLETION

9.1	Save as permitted by Clauses 2.1 or 5 or as expressly disclosed in the Disclosure Letter or with the prior written consent or agreement of the Purchaser, the Vendor hereby undertakes to procure that, prior to the Completion Date:

9.1.1	the business of the Company will be carried on in the ordinary and usual course so as to maintain the Company as a going concern and no steps will be taken outside the ordinary course of business of the Company;

9.1.2	there is no creation or issue or allowance to come into being of any Encumbrance upon or over any part of the property or assets of the Company or uncalled capital of the Company to secure any debt other than in the ordinary course of business of the Company;

9.1.3	the Company will not issue any shares, options, warrants, or other rights to purchase any shares or any securities convertible or exchangeable for shares of such stock or commit to do any of the foregoing;

9.1.4	the Company will not modify or abrogate the rights attached to any of the shares in its issued capital;

9.1.5	the Company will not incur any capital expenditure or enter into any long term contract or capital commitment other than replacements or necessary additions of production equipment in the ordinary course of business of the Company and not exceeding RM100,000 for each item;

9.1.6	the Company will not pass any resolution by its members in general meeting or make any alteration to the provisions of its Memorandum and Articles of Association or other constitutional documents;

9.1.7	the Company will not merge or consolidate with, purchase substantially all or any substantial part of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation, or other business organisation or divisions thereof;

9.1.8	there is no capitalisation or repayment of any amount standing to the credit of the reserve of the Company or redemption or purchase of any shares or any other reorganisation of the share capital of the Company;

9.1.9	there is no admission of any person (howsoever occurring) as a member of the Company or the transfer or approval of the transfer of any of the shares in its issued capital other than as contemplated in this Agreement;

9.1.10	the Company will not pay or agree to pay to its directors or officers or any of them any remuneration or other emoluments or benefits whatsoever other than those which have been disclosed to the Purchaser;

9.1.11	there is no dismissal or transfer (other than for cause following consultation with the Purchaser) of any Key Employee;

9.1.12	the Company will not lend any money or otherwise pledge the credit of the Company other than in the ordinary course of business of the Company;

9.1.13	there is no giving of any guarantees or indemnity by the Company other than in the ordinary course of business of the Company;

9.1.14	there is no compromise, settlement, release, discharge or compounding of litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waiver of a right in relation to litigation or arbitration proceedings by the Company which is material in the context of its business;

9.1.15	there is no termination of, or giving of a notice to terminate, the lease of any of the properties of the Company; and

9.1.16	there is no recruitment of any person as a key or senior employee within the Company, or the making of any change to the terms of employment (including bonuses and ex gratia payments) of any Key Employee.

10.	CONFIDENTIALITY

10.1	Effect of Clause: The Parties acknowledge and agree that the provisions of this Clause 10 shall continue to have full force and effect notwithstanding Completion or termination of this Agreement.

10.2	Vendor’s Obligations: Subject to Clause 10.4, the Vendor shall, and shall procure and ensure that its Representatives shall, treat as confidential and not disclose or use any information received or obtained as a result of, or in connection with, entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

10.2.1	the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

10.2.2	the negotiations relating to this Agreement (and such other agreements);

10.2.3	the Purchaser's business, financial or other affairs (including future plans and targets); and

10.2.4	the Company’s business, financial or other affairs (including future plans and targets).

10.3	Purchaser’s Obligations: Subject to Clause 10.4, the Purchaser shall, and shall procure and ensure that its Representatives shall, treat as confidential and not disclose or use any information received or obtained as a result of, or in connection with, entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

10.3.1	the provisions of this Agreement and any agreement entered into pursuant to this Agreement;

10.3.2	the negotiations relating to this Agreement (and such other agreements);

10.3.3	the Vendor's business, financial or other affairs (including future plans and targets); and

10.3.4	unless and until Completion takes place, the Company’s business, financial or other affairs (including future plans and targets).

10.4	Permitted Disclosures: Neither Clause 10.2 or 10.3 shall prohibit disclosure (or use) of any information if and to the extent:

10.4.1	the disclosure or use is required by law, any regulatory body or the rules and regulations of any recognised stock exchange;

10.4.2	the disclosure or use is required to vest the full benefit of this Agreement in the Vendor or the Purchaser, as the case may be;

10.4.3	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is reasonably required to be made to a Taxation authority in connection with the Taxation affairs of the disclosing party;

10.4.4	the disclosure is made to Representatives of the Purchaser or the Vendor on terms that such Representatives undertake to comply with the provisions of Clause 10.2 or 10.3 (as the case may be) in respect of such information as if they were a party to this Agreement;

10.4.5	the information becomes publicly available (other than by breach of this Agreement);

10.4.6	the other Party has given prior written approval to the disclosure or use;

10.4.7	the disclosure is made pursuant to Clause 12 in relation to public announcements; or

10.4.8	the information is independently developed after Completion,

provided that prior to disclosure or use of any information pursuant to Clauses 10.4.1, 10.4.2 or 10.4.3, the Party concerned shall, to the extent practicable, promptly give written notice to the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use and, if requested by the other Party, provide a written opinion by external legal advisors on the legal requirement for disclosure.

10.5	Return of Information: In the event that this Agreement is terminated and the transactions contemplated by this Agreement are not consummated, each Party will return or destroy as much of such written information of the other Party as such other Party may reasonably request unless such written information is required by a Party for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement.

10.6	Proprietary Records: The Parties agree that the following shall constitute information that is confidential and proprietary to, and owned by, Iomega Corporation (the “Records”), and that the Records are not part of the assets of the Company being sold, and the Purchaser shall comply with Clause 10.3 as though the Records form part of information relating to the Vendor’s business, financial or other affairs:

Any and all information, records and documentation that is necessary for or utilised in the development, manufacture and servicing of Iomega Corporation’s products, including but not limited to development, manufacturing, testing, error correction, software/firmware and supply chain records. For the avoidance of doubt, such information, records and documentation shall not include the statutory registers and minute books of the Company, the financial and accounting books and records of the Company, the licences of the Company, lists of the customers and suppliers of the Company and payroll and other human resource records relating to the employees of the Company.

11.	RESTRICTED ACTIVITIES

11.1	Non-solicitation of Employees: The Vendor hereby undertakes with the Purchaser that, except with the consent in writing of the Purchaser, during the period of 12 months falling after the Completion Date, it will not, and will procure and ensure that its affiliates will not, either on its own account or in conjunction with or on behalf of any other person, firm, company or organisation, solicit or entice away or attempt to solicit or entice away from the Company any person who is an officer, manager or key employee of the Company, whether or not such person would commit a breach of his contract of employment by reason of leaving such employment. The hiring of any individual who responds to an advertisement of a post available to a member of the public generally shall not constitute a breach of this Clause 11.1.

11.2	Modifications to Restrictions: While the Vendor acknowledges that the restrictions contained in Clause 11.1 are reasonable in all the circumstances it is recognised that restrictions of the nature in question may fail for technical reasons unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.

12.	ANNOUNCEMENTS

Neither Party shall make any public announcement or issue any circular relating to the existence or subject matter of this Agreement without the express written consent of the other Party. If a public announcement or a circular is required by law or by any requirement of any regulatory authority or any recognised stock exchange, the Party required to make such announcement or to issue such circular shall first notify the other Party in writing before such announcement or circular is made or issued, and, to the extent permitted by any time limits imposed by law, any regulatory authority or any recognised stock exchange, consult with the other Party as to the contents of such announcement or circular, before such announcement or circular is made or issued. If requested by the other Party, the disclosing Party shall provide a written opinion by external legal advisors on the legal requirement for disclosure.

13.	ENTIRE AGREEMENT

This Agreement embodies all the terms and conditions agreed upon between the Parties as to the subject matter of this Agreement and supersedes and cancels in all respects all previous agreements and undertakings, if any, between the Parties with respect to the subject matter hereof, whether such be written or oral.

14.	INDULGENCE, WAIVER ETC.

No failure on the part of either Party to exercise and no delay on the part of such Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

15.	POST COMPLETION COVENANTS

15.1	Pioneer Status.

15.1.1	At all times after the Completion Date, the Purchaser shall comply, and cause the Company to comply, in all material respects, with all conditions and requirements applicable to the certificate of pioneer status referred to in Clause 2.1.1 and shall indemnify the Vendor against any Damages that the Vendor incurs as a result of any failure on the part of the Company or the Purchaser to so comply with such conditions or requirements on and after the Completion Date.

15.1.2	The Vendor shall indemnify the Purchaser against any Damages that the Purchaser incurs as a result of any failure on the part of the Company or the Vendor to comply with all conditions and requirements applicable to the Pioneer Certificate or the certificate of pioneer status referred to in Clause 2.1.1 prior to the Completion Date.

15.2	Access of the Vendor to Books and Records. For a period of not more than four years after the Completion Date, the Purchaser shall give the Vendor, and the Vendor’s Representatives, reasonable access to the books and records of the Company (to the extent such books and records relate to the period prior to the Completion Date) during usual business hours subject to:

15.2.1	not less than 48 hours’ notice and subject to the Vendor and the Vendor’s Representatives complying with such conditions as to confidentiality and use of such books and records as the Purchaser may reasonably stipulate; and

15.2.2	any confidentiality obligations which are binding on the Company and which may restrict or prohibit disclosure by the Company of any information in such books and records.

The Purchaser shall, in addition, provide such copies of the books and records of the Company (to the extent such books and records relate to the period prior to the Completion Date) as may be reasonably requested by the Vendor from time to time after such four-year period, such request to be accompanied by the reason for the need for such copies.

16.	SUCCESSORS AND ASSIGNS

16.1	Agreement Binding: This Agreement shall be binding on and shall enure for the benefit of each of the Parties' successors and assigns. Any reference in this Agreement to either of the Parties shall be construed accordingly.

16.2	Assignment: Neither Party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other Party.

17.	TIME OF ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

18.	FURTHER ASSURANCE

At any time after the date of this Agreement each Party shall, and shall use its reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to such other Party the full benefit of all the provisions of this Agreement and for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in compliance with applicable laws and regulations.

19.	INDEMNIFICATION AND RELATED MATTERS

19.1	Indemnification by Vendor:

(i)	Subject to the limitations set forth in this Clause 19 and elsewhere in this Agreement, the Vendor shall indemnify the Purchaser against any and all Damages that the Purchaser incurs as a result of any breach by the Vendor of any of the Title Warranties or the Vendor Warranties.

(ii)	Notwithstanding Clause 8.1.1 but subject to the limitations set forth in this Clause 19 and elsewhere in this Agreement, the Vendor shall indemnify the Purchaser against any and all Damages that the Purchaser incurs as a result of:

(a)	the matters disclosed in paragraph 5 of the Disclosure Letter; and

(b)	the matters disclosed in paragraph 6 of the Disclosure Letter provided always that the Purchaser shall procure that the Company shall continue to defend in good faith the two labour disputes referred to in the said paragraph 6.

19.2	Indemnification by Purchaser: The Purchaser shall indemnify the Vendor against any and all Damages that the Vendor incurs as a result of any breach by the Purchaser of any of the Purchaser Warranties.

19.3	Expiration of Representations, Warranties and Covenants: All of:

19.3.1	the Vendor Warranties, representations and covenants relating to Taxation shall terminate and expire, and shall cease to be of any force or effect, on the date falling two years after the Completion Date;

19.3.2	the Vendor Warranties, representations and covenants relating to a contravention of, or non-compliance with any environmental, health and safety laws or regulations shall terminate and expire, and shall cease to be of any force or effect, on the date falling three years after the Completion Date;

19.3.3	the other Vendor Warranties, Title Warranties, representations and covenants shall terminate and expire, and shall cease to be of any force or effect, on 31 December 2003, and all liability of the Vendor with respect to such Vendor Warranties, Title Warranties, representations and covenants shall on the relevant dates specified above be extinguished provided, however, that if, prior to such relevant dates, the Purchaser shall have duly delivered a Claim Notice (as defined below) to the Vendor in conformity with Clause 19.9, then the specific indemnification claim set forth in such Claim Notice shall survive such relevant date (and shall not be extinguished thereby); and

19.3.4	the Purchaser Warranties, representations and covenants shall terminate and expire, and shall cease to be of any force or effect, on 31 December 2003, and all liability of the Purchaser with respect to such Purchaser Warranties, representations and covenants shall on 31 December 2003 be extinguished provided, however, that if, prior to 31 December 2003, the Vendor shall have duly delivered a Claim Notice (as defined below) to the Purchaser in conformity with Clause 19.9, then the specific indemnification claim set forth in such Claim Notice shall survive such relevant date (and shall not be extinguished thereby).

19.4	De Minimis Amount:

19.4.1	Without limiting the effect of any of the other limitations set forth herein, the Vendor shall not be required to make any indemnification payment hereunder with respect to any breach of any of the Vendor Warranties, except to the extent that (i) the amount of the Damages incurred by the Purchaser as a result of any individual breach of the Vendor Warranties exceed US$30,000 and (ii) the cumulative amount of the Damages incurred by the Purchaser as a result of all such breaches of the Vendor Warranties exceeds the De Minimis Amount (as defined below). For the avoidance of doubt, the Vendor shall be required to pay, and shall be liable for, the entire amount of such Damages incurred, and not merely the difference between the amount of such Damages incurred and the De Minimis Amount. For the purpose of this Clause 19.4.1 and Clause 19.4.2, the De Minimis Amount shall be US$300,000.

19.4.2	Without limiting the effect of any of the other limitations set forth herein, the Purchaser shall not be required to make any indemnification payment hereunder with respect to any breach of the Purchaser Warranties, except to the extent that (i) the amount of the Damages incurred by the Purchaser as a result of any individual breach of the Purchaser Warranties exceed US$ 30,000 and (ii) the cumulative amount of the Damages incurred by the Vendor as a result of all such breaches of the Purchaser Warranties exceeds the De Minimis Amount. For the avoidance of doubt, the Purchaser shall be required to pay, and shall be liable for, the entire amount of such Damages incurred, and not merely the difference between the amount of such Damages incurred and the De Minimis Amount.

19.5	De Maximis:

19.5.1	Without limiting the effect of any of the other limitations set forth herein, in no event shall the aggregate liability of the Vendor in respect of all claims for breach of the Title Warranties, the Vendor Warranties, undertakings and covenants of the Vendor exceed the Completion Value.

19.5.2	Without limiting the effect of any of the other limitations set forth herein, in no event shall the aggregate liability of the Purchaser in respect of all claims for breach of the warranties, undertakings and covenants of the Purchaser exceed the Completion Value.

19.6	No Limitation: Clause 19.5.1 shall not apply to the liability of the Vendor under Clause 19.1 specifically in respect of any breach of the Vendor Warranties if such breach relates to, or results in, a Liability owed or payable by the Company to the Vendor or Iomega Corporation or its affiliate.

19.7	Fraud: None of the limitations contained in this Clause 19 shall apply to any claim by one Party against the other Party which arises as the consequence of, or which is delayed as a result of, fraud by such other Party.

19.8	No Implied Representations: The Purchaser and the Vendor acknowledge that, except as expressly provided in Clauses 7 and 8, neither Party has made or is making any representations or warranties whatsoever, implied or otherwise.

19.9	Indemnification Claims: If either Party (the “Claimant”) wishes to assert an indemnification claim against the other Party, the Claimant shall deliver to the other Party a written notice (a “Claim Notice”) setting forth:

19.9.1	the specific representation, warranty or covenant alleged to have been breached by such other Party;

19.9.2	a detailed description of the facts and circumstances giving rise to the alleged breach of such representation, warranty or covenant; and

19.9.3	a detailed description of, and a reasonable estimate of the total amount of, the Damages actually incurred or expected to be incurred by the Claimant as a direct result of such alleged breach.

19.10	Defence of Third Party Actions:

19.10.1	If either Party (the “Indemnitee”) receives notice or otherwise obtains knowledge of any Matter or any threatened Matter that may give rise to an indemnification claim against the other Party (the “Indemnifying Party”), then the Indemnitee shall as soon as practicable deliver to the Indemnifying Party a written notice describing such Matter in reasonable detail; provided, however, that for the sole purpose of determining whether a Matter or threatened Matter may give rise to an indemnification claim against the Vendor within the meaning of this sentence, the limitation set forth in Clause 19.4 shall not be taken into account. The timely delivery of such written notice by the Indemnitee to the Indemnifying Party shall not be a condition precedent to any liability on the part of the Indemnifying Party under this Clause 19 with respect to such Matter.

19.10.2	The provisions of Clause 19.10.3 shall only apply if:

(i)	in the case where the Purchaser is the Indemnitee, the Matter involves a claim by a third party (which shall include any governmental, regulatory or Taxation authority) against the Company or the Purchaser; and

(ii)	in the case where the Vendor is the Indemnitee, the Matter involves a claim by a third party (which shall include any governmental, regulatory or Taxation authority) against the Vendor.

19.10.3	The Indemnifying Party shall have the right, at its option, to assume the defence of any such Matter with its own counsel. If the Indemnifying Party elects to assume the defence of any such Matter, then:

(i)	notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnitee against any attorneys’ fees or other expenses incurred on behalf of the Indemnitee in connection with such Matter following the Indemnifying Party’s election to assume the defence of such Matter;

(ii)	the Indemnitee shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnitee and that is reasonably necessary for the defence of such Matter;

(iii)	the Indemnitee shall at the Indemnifying Party’s cost and expense execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defence of, or any settlement, compromise or adjustment relating to, such Matter;

(iv)	the Indemnitee shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defence of such Matter;

(v)	the Indemnitee shall not admit any liability with respect to such Matter; and

(vi)	the Indemnifying Party shall have the exclusive right to settle, adjust or compromise such Matter, on such terms as it may deem appropriate, without the consent or approval of the Indemnitee or any other person.

If the Indemnifying Party elects not to assume the defence of such Matter, then the Indemnitee shall defend, settle, adjust or compromise such Matter as the Indemnitee deems fit (but shall not settle, adjust or compromise such Matter without the Indemnifying Party’s prior written consent, such consent not to be unreasonably withheld).

19.11	Subrogation: Subject to Clause 8.5, to the extent that either Party (the “Indemnitor”) makes or is required to make any indemnification payment to the other Party (the “Indemnified Party”), the Indemnitor shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party may have against any other person with respect to any Damages, circumstances or Matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnitor to use the name of the Indemnified Party in any transaction or in any proceeding or other Matter involving any of such rights or remedies; and the Indemnified Party shall, at the Indemnitor’s cost and expense, take such actions as the Indemnitor may reasonably request for the purpose of enabling the Indemnitor to perfect or exercise the Indemnitor’s right of subrogation hereunder.

19.12	Exclusivity: A Party shall not be entitled to the remedy of rescission for breach by the other Party of any representation or warranty or covenant once Completion has taken place unless the breach arises out of the fraud of the other Party. Save as aforesaid, the right of each Party to assert indemnification claims and receive indemnification payments pursuant to this Clause 19 shall be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by the other Party of any representation, warranty or covenant.

19.13	Exceptions: Notwithstanding anything to the contrary contained in this Agreement, neither Party shall have any liability to the other Party in respect of any special, indirect, aggravated and/or punitive Damages except for any Damages sustained by one Party attributable to the other Party’s intentional acts or omissions, wilful misconduct or gross negligence.

20.	REMEDIES

Subject to Clause 19.3, each indemnity given by a Party in this Agreement is a continuing obligation, separate and independent from the other obligations of such Party and survives termination of this Agreement. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

21.	REASONABLENESS OF THIS CLAUSE

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the provisions of this Clause, and agrees, having considered the terms of this Clause and this Agreement as a whole, that the provisions of this Clause are fair and reasonable.

22.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under any applicable law to enforce any term of this Agreement.

23.	COSTS

Subject to Clauses 2.2 and 6.9, each Party shall bear its own legal and other costs and expenses incurred by it in connection with this Agreement and the sale and purchase of the Sale Shares. The Purchaser shall bear all transfer taxes, stamp duty, filing fees, registration fees, recordation expenses or other similar taxes, fees, charges or expenses payable in connection with the purchase of the Sale Shares.

24.	SEVERABILITY OF PROVISIONS

If any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, continue to be valid as to its other provisions and the remainder of the affected provision; and the legality, validity and enforceability of such provision in any other jurisdiction shall be unaffected.

25.	VARIATION

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties to this Agreement.

26.	COMMUNICATIONS

All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or (if to or from an address outside Singapore) sent by prepaid registered air-mail or overnight courier, or by facsimile transmission addressed to the intended recipient thereof at its address or at its facsimile number set out at the end of this Agreement (or to such other address or facsimile number as either Party may from time to time duly notify the other Party in writing). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by facsimile) immediately or (if made or given by overnight courier) three Business Days after delivery to the courier or (if made or given by prepaid registered air-mail) 10 Business Days after posting and in proving delivery it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered delivery letter or that the facsimile transmission was properly addressed and despatched.

27.	GOVERNING LAW AND ARBITRATION

27.1	Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

27.2	Arbitration: In case any dispute or difference shall arise amongst the Parties as to the construction of this Agreement or as to any matter of whatsoever nature arising thereunder or in connection therewith, including any question regarding its existence, validity or termination, such dispute or difference shall be submitted to a single arbitrator to be appointed by the Parties or, failing agreement within 14 days after either Party has given to the other Party in dispute a written request to concur in the appointment of an arbitrator, a single arbitrator to be appointed on the request of either Party by the President for the time being of the International Chamber of Commerce (“ICC”) and such submission shall be a submission to arbitration in accordance with the rules of the ICC as presently in force by which the Parties in dispute agree to be so bound. The place of arbitration shall be Singapore and the arbitration shall be conducted wholly in the English language.

28.	RIGHTS TO NAME AND LOGO

For a period of three months following Completion, the Company may continue its use of the Iomega name and logo to the extent it has utilised the same prior to Completion. Thereafter, the Company shall cease use of the Iomega name and logo and any and all likeness thereto, and shall change and adopt a new name for the Company. At such time the Company shall notify all necessary parties of such name change as is reasonable and practicable under the circumstances. The Company does not have the right to transfer, license or otherwise assign its rights in and to the Iomega name and logo or any likeness thereto. The Purchaser and the Company shall be responsible to the Vendor for any Damages caused by the Company’s unauthorised or improper use of the Iomega name and logo.

29.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts so executed by the Parties shall together constitute one and the same document and shall be binding on the Parties as if they had executed this Agreement in a single document. Signatures may be exchanged by facsimile, with original signatures to follow. Each Party agrees to be bound by its own facsimile signature and that it accepts the facsimile signature of the other Party.

Schedule 1

Particulars Of The Company

(1)        Registration Number                                        :    395223-W
(2)        Registered Office                                          :    Suite 13.03, 13th Floor,  Menara Tan &
                                                                           Tan,   207  Jalan  Tun  Razak,   Kuala
                                                                           Lumpur 50400
(3)        Date and Place of Incorporation                            :    23 July 1996
                                                                           Malaysia

(4)        Authorised Share Capital                                   :    RM50,000,000
(5)        Issued and Fully Paid-up Share Capital                     :    RM25,000,000
(6)        Par Value                                                  :    RM1
(7)        Shareholder and Number of Shares                           :    The Vendor
                                                                           25,000,000

(8)        Director(s)                                                :    Tan Leh Kiah
                                                                           William Stanley Walker Davidson
                                                                           Joseph John Adams

(9)        Secretaries                                                :    Tan Leh Kiah
                                                                           Tay Chee Wah
                                                                           Pan Mi Keay

(10)       Financial Year                                             :    1 January to 31 December
(11)       Auditors                                                   :    Ernst & Young

Schedule 2

Warranties By The Vendor Under Clause 8.1

Except as detailed in the Disclosure Letter:

1.	Organisation

The Company is a company limited by shares validly existing under the laws of Malaysia and has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do such business in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification.

2.	Company

2.1	Memorandum and Articles of Association

The execution and delivery of, and the performance by the Vendor of its obligations under, this Agreement will not:

2.1.1	result in a breach of any provision of the Memorandum or Articles of Association of the Company; or

2.1.2	result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Company is a party or by which the Company is bound.

2.2	Options over Shares

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption).

3.	Proforma Balance Sheet

3.1	Proforma Balance Sheet

The Proforma Balance Sheet has been prepared in accordance with the Accounting Standards so as to give a true and fair view of the Completion Value, to the extent possible in light of the actions taken by the Company to prepare and deliver the Proforma Balance Sheet in accordance with Clauses 5.1 and 5.2, and as at that date make:

3.1.1	full provision for all actual Liabilities;

3.1.2	proper provision for Liabilities referred to in Clause 5.1.4; and

3.1.3	provision reasonably regarded as adequate for all bad and doubtful debts.

3.2	Depreciation of Fixed Assets

In the Proforma Balance Sheet, the fixed assets of the Company (other than the Property) have been depreciated in accordance with the Accounting Standards or otherwise written down to zero.

3.3	Taxation

Full provision or reserve has been made in the Proforma Balance Sheet for all Taxation liable to be assessed on the Company or for which the Company is or may become accountable in respect of:

3.3.1	profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Proforma Balance Sheet Date;

3.3.2	any transactions or omissions effected or deemed to be effected on or before the Proforma Balance Sheet Date or provided for in the Proforma Balance Sheet; and

3.3.3	distributions made or deemed to be made on or before the Proforma Balance Sheet Date or provided for in the Proforma Balance Sheet.

3.4	Accounts Receivable

None of the accounts receivable listed in the Proforma Balance Sheet has been outstanding for more than two months from their due dates for payment or has been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or will realise in the normal course of collection their full value as included in the Proforma Balance Sheet after taking into account the provision for bad and doubtful debts made in the Proforma Balance Sheet. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside.

3.5	Accounting and other Records

Taking into account the special transactions contemplated under this Agreement, the statutory books, books of account and other records of whatsoever kind of the Company are up-to-date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in its possession or under its control and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the Commission and other relevant governmental or regulatory authorities in Malaysia have, in all material respects, been duly and correctly delivered or made.

3.6	Liabilities

There are no Liabilities (including contingent liabilities) which are outstanding on the part of the Company, other than those Liabilities disclosed in the Proforma Balance Sheet or which have arisen in the ordinary course of business since the date to which such accounts were prepared.

4.	Title to Properties

4.1	Subsidiaries, Associates and Branches

The Company:

4.1.1	is not the holder of, nor has agreed to acquire, any share or loan capital of any other company (whether incorporated in Malaysia or elsewhere); or

4.1.2	does not have outside Malaysia any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double Taxation relief orders current at the date of this Agreement).

4.2	Title to Assets

The Company has good, valid and marketable title to all assets of the Company included in the Proforma Balance Sheet and none is the subject of any Encumbrance (excepting only liens arising by operation of law in the normal course of trading).

4.3	Plant and Machinery

4.3.1	The plant, machinery, vehicles, hardware and all other equipment used in connection with the business of the Company:

(i)	are in good repair and condition and satisfactory working order; and

(ii)	are in the possession and control of the Company and are not expected to require repair, replacements or additions within 12 months from the date of this Agreement unless such repair, replacement or addition is in the ordinary course of business of the Company.

4.3.2	Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any agreement; and to Vendor’s knowledge all such assets have been maintained regularly to a good technical standard and in accordance with safety regulations usually observed in relation thereto and in accordance with the terms of any leasing or other agreement.

4.4	Intellectual Property

4.4.1	The Company does not own any rights in any Intellectual Property.

4.4.2	The Company is not, nor to the Vendor’s knowledge is any party with which the Company has contracted, in breach of any licence, sub-licence or assignment granted to or by it in respect of any Intellectual Property used by or otherwise required for the business of the Company.

4.4.3	The products made, used or sold, the services provided and the businesses conducted by the Company within the last three years do not, and/or at the time of being provided or conducted did not, infringe the rights of any other person in any Intellectual Property.

4.5	The Property

4.5.1	The Property comprises all of the premises and land leased, owned, occupied or otherwise used in connection with the business of the Company.

4.5.2	The Company is the legal owner of, and beneficially entitled to the whole of the proceeds of sale of, and has good and marketable title to the whole of the Property.

4.5.3	The Company has in its possession or unconditionally held to its order all the original documents of title and other documents and papers relating to the Property.

4.5.4	To the Vendor’s knowledge, there are no mortgages, charges or debentures (whether legal or equitable and whether fixed or floating), rent charges, liabilities to maintain roadways, liens (whether for costs or to an unpaid vendor or otherwise), annuities or trusts (whether for securing money or otherwise), affecting the Property or the proceeds of sale thereof.

4.5.5	To the knowledge of the Vendor, the Property is not subject to any adverse estate, right, interest, covenant, restriction, stipulation, easement, option, right of pre-emption, wayleave, profit a prendre, licence or other right or informal arrangement in favour of any third party (whether in the nature of a public or private right or obligation) nor is there any agreement or commitment to give or create any of the foregoing and where the Property is subject to any such arrangement no breach has occurred of any of the terms thereof and all rights of light, air and support are enjoyed fully as of right.

4.5.6	The Property drains into a public sewer and is served by water, electricity and gas utilities. To the knowledge of the Vendor, either the pipes, sewers, wires, cables, conduits and other conducting media serving the Property connect directly to the mains without passing through land in the occupation or ownership of a third party or, if they do not, the facilities, easements or rights necessary for the enjoyment and present use of the Property are enjoyed on terms, to the knowledge of the Vendor, which do not entitle any person to terminate or curtail the same.

4.5.7	There are no outstanding actions, disputes, claims or demands in writing between the Company and any third party affecting the Property.

4.5.8	In relation to the Property:

(i)	To the knowledge of the Vendor, no development at the Property or use of the Property has been undertaken in breach of any planning legislation or any other laws, regulations, bye-laws, orders, consents or permissions made or given thereunder.

(ii)	The planning consents and permissions affecting the Property are either unconditional or are subject only to conditions which are, to the knowledge of the Vendor, not temporary and which have been satisfied or fully observed and performed up to the date of this Agreement.

(iii)	To the knowledge of the Vendor, there is no resolution, proposal, scheme or order, whether formally adopted or not, for the compulsory acquisition of the whole or any part of the Property or any access or egress, or for the alteration, construction or improvement of any road, sub-way, underpass, footbridge, elevated road, dual carriageway or flyover upon or adjoining the Property or any access or egress.

(iv)	To the knowledge of the Vendor, there is no outstanding statutory or informal written notice relating to the Property or any business carried on thereat or the use thereof.

(v)	To the knowledge of the Vendor, there is no outstanding monetary claim or liability, contingent or otherwise, in respect of the Property.

4.5.9	In relation to the Property:

(i)	To the Vendor's knowledge, the buildings and other structures on the Property are in good and substantial repair.

(ii)	To the knowledge of the Vendor, none of the following has in the past or might in the future affect the Property in any material respect:

(a)	structural or other defects in the Property or the building of which the Property is part or in any drains, pipes, wires or services;

(b)	flooding;

(c)	subsidence; or

(d)	wet or dry rot or any infestation.

5.	Taxation Matters

5.1	Returns, Information and Clearances

5.1.1	All returns, computations and notices which are or have been required to be made or given by the Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct and (ii) none of them is, or is likely to be, the subject of any dispute with any Taxation authorities.

5.1.2	All information required to be provided to the relevant Taxation authorities has been provided within the requisite period and is full and accurate.

5.1.3	No transaction has been effected by the Company and there has been no omission by the Company in respect of which any consent or clearance from the relevant Taxation authorities or other governmental authorities was required or was or could have been sought (i) without such consent or clearance having been validly obtained before the transaction was effected or before such omission occurred and (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance, and (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

5.1.4	All particulars furnished to the relevant Taxation authorities or other governmental authorities, in connection with the application for the Pioneer Certificate or any other consent or clearance by the Company, fully and accurately disclosed all facts and circumstances material to the decision of the relevant Taxation authorities or the governmental authority concerned.

5.1.5	There are no circumstances that have arisen since any application for the Pioneer Certificate or any such other consent or clearance was made which might reasonably be expected to cause the Pioneer Certificate or such other consent or clearance to be or become invalid or to be withdrawn by the relevant Taxation authorities or the governmental authority concerned.

5.1.6	The Company has complied in all material respects with the terms and conditions of the Pioneer Certificate or any other arrangement or agreement which it has previously had with the relevant Taxation authorities or the governmental authority concerned.

5.1.7	The Company has not nor has any director or officer of the Company since its incorporation paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

5.1.8	The Company is not party to any contract, licence, concession or other agreement of whatsoever nature in respect of which the Company has or may have a liability to Taxation as a result of the sale of the Sale Shares under this Agreement.

5.2	Deductions from Payments

The Company has complied in all respects with all statutory provisions relating to Taxation and requiring the deduction of tax from any payment made by it, and has properly accounted for any such tax which ought to have been accounted for.

5.3	Anti-avoidance Provisions

The Company has not since its incorporation engaged in, or been a party to, any transaction or omission or series of transactions or omissions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the unlawful avoidance of, or unlawful deferral of or a reduction in the liability to, Taxation.

6.	Contracts

6.1	Compliance with Agreements

To the Vendor’s knowledge, the terms of all leases, tenancies, licences, concessions and agreements of whatsoever nature to which the Company is a party have been complied with in all material respects by the Company and there are no circumstances likely to give rise to any breach of such terms.

6.2	Effect of Sale of the Shares

6.2.1	Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any material agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or entitle such party to terminate such contract, whether summarily or by notice, or to the knowledge of the Vendor, relieve any other party to a contract with the Company of its obligations under such contract.

6.2.2	To the knowledge of the Vendor, neither entering into nor completing this Agreement will or is likely to cause the Company to lose the benefit of any material right or privilege it presently enjoys with any person (excluding Iomega Corporation and its affiliates) who normally does business with or gives credit to the Company.

7.	Legal Matters

7.1	Compliance with Laws

The Company has carried on its business in accordance with applicable laws, regulations and byelaws in Malaysia and in any relevant foreign country and there is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or to the Vendor’s knowledge, anticipated against the Company which, if determined adversely to the Company, would have a material adverse effect upon its assets or business.

7.2	Licences and Consents

All statutory, municipal and other licences, consents, permits and authorities necessary or desirable for the carrying on of the business of the Company as now carried on have been obtained and are valid and subsisting and all conditions applicable to any such licence, consent (including any planning consent) permit or authority have been complied with in all material respects and none of such licences, consents, permits or authorities has been breached in any material respect or is likely to be suspended, cancelled, refused or revoked.

7.3	Litigation

7.3.1	Since the Balance Sheet Date, no written claim sounding in damages has been made against the Company.

7.3.2	The Company is not at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings or arbitration (other than as plaintiff in the collection of debts arising in the ordinary course of its business none of which exceeds RM100,000) or is being prosecuted for any criminal offence and there are no such proceedings or prosecutions pending or to the knowledge of the Vendor, threatened in writing.

7.3.3	To the knowledge of the Vendor, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceedings or arbitration (other than as aforesaid) or prosecution.

7.4	Insolvency etc.

7.4.1	No order has been made, petition presented, resolution passed or meeting convened for the winding up of the Company.

7.4.2	No petition has been presented for an administration order to be made in relation to the Company, nor has any such order been made.

7.4.3	No receiver (including an administrative receiver) has been appointed of the whole or any part of any of the property, assets and/or undertaking of the Company.

7.4.4	No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

7.4.5	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

8.	Insurance

Other than the insurance policies specified in the Disclosure Letter (the “Specified Policies”), no other insurance policies have been taken out by the Company. In respect of the Specified Policies:

8.1	all premiums have been duly paid to date;

8.2	to the knowledge of the Vendor, all the Specified Policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party; and

8.3	to the knowledge of the Vendor, no claim is outstanding, unpaid or in dispute and no circumstances exist which are likely to give rise to any claim.

9.	Environmental, Health and Safety and Products Liability

9.1	For the purposes of this paragraph 9:

“Environment” means living organisms including the ecological systems of which they form part and the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including, without limitation, water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water); and in the case of man includes his property;

“Environmental Laws” means all applicable laws which have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment and/or the provision of remedies or compensation for harm or damage to the Environment or which relate to health and safety matters (including, without limitation, laws relating to workers and public or consumer health and safety, hygiene, emissions, discharges or threatened releases of Hazardous Substances into the Environment or the production, processing, distribution, management, use, treatment, storage, burial, disposal, transport or handling of any Hazardous Substances) and all bye-laws, codes, regulations, decrees, demands or demand letters, injunctions, judgments, notices or notice demands, orders or plans issued, promulgated or approved by a governmental agency thereunder or in connection therewith; and

“Hazardous Substances” means wastes, pollutants, contaminants or other substances (including without limitation liquids, solids, gases, ions, living organisms, and noise) that are known or suspected by a governmental agency having jurisdiction over such matters to be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

9.2	To the Vendor’s knowledge, the Company has complied with Environmental Laws and has obtained and complied in all material respects with the terms of all permits, licences and other authorisations required under such Environmental Laws. As at Completion no material work or expenditure is required to obtain, retain or secure compliance with any permits, licences or other authorisations required under Environmental Laws or otherwise to comply with Environmental Laws.

9.3	To the Vendor’s knowledge, there is no civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit pending or threatened in writing against the Company arising from or relating to Hazardous Substances or Environmental Laws, nor has the Vendor or the Company received written notice of any complaint, claim, dispute, investigation or other action against the Company arising from or relating to any such matters and there are no circumstances which may lead to any such action, claim, dispute, investigation, proceeding or suit.

9.4	To the Vendor’s knowledge, the Property is not contaminated with any Hazardous Substances, and no material discharge, release, leaching, emission or escape into the Environment of any Hazardous Substance has occurred or is occurring:

9.4.1	on or from the surface of the Property or onto or under the Property or onto, under, on or from any property previously owned or occupied by the Company; or

9.4.2	as a result of the Company’s operations which might result in the Purchaser and/or the Company incurring liability, suffering loss or being required to undertake remedial action in respect thereof.

9.5	The Company has not manufactured, sold or supplied products or services which do not comply with Environmental Laws.

10.	Employees etc.

10.1	Employees and terms of Employment

10.1.1	All existing contracts of service with directors or employees of the Company and all consultancy agreements entered into by the Company have been disclosed to the Purchaser.

10.1.2	There are not in existence any contracts of service with directors or employees of the Company, nor any consultancy agreements with the Company, which cannot be terminated by three months’ notice or less or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

10.1.3	No changes to the contracts or agreements with the directors of the Company or referred to in paragraph 10.1.1 above have been made or proposed whether by the Company or employee or consultant since the Balance Sheet Date.

10.1.4	The Company has not, nor has it had, any apprentices or trainees.

10.2	Liabilities to and for Employees

10.2.1	There are no amounts owing to any present or former directors or employees of the Company other than remuneration accrued due or for the reimbursement of business expenses and no directors of the Company nor any of the Key Employees has given or been given notice terminating his contract of employment.

10.2.2	Save to the extent (if any) to which provision or allowance has been made in the Proforma Balance Sheet, the Company has not made nor has it agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

10.2.3	Save to the extent (if any) to which provision or allowance has been made in the Proforma Balance Sheet, the Company does not have outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any taxation, contribution or other impost arising in connection with the employment or engagement of employees or directors by it.

10.2.4	Save to the extent (if any) to which provision or allowance has been made in the Proforma Balance Sheet:

(i)	no liability has been incurred by the Company for breach of any contract of service or for services of any employee or director, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

(ii)	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

10.2.5	There are no claims pending or to the knowledge of the Vendor threatened in writing, against the Company:

(i)	by an employee or workman or third party, in respect of an accident or injury which is not fully covered by insurance; or

(ii)	by an employee or director in relation to his terms and conditions of employment or appointment.

10.3	Compliance with Statutes

The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with:

10.3.1	all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union and has maintained current adequate and suitable records regarding the service of each of its employees;

10.3.2	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

10.3.3	all relevant orders, declarations and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

10.4	Industrial Disputes and Negotiations

The Company is not involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any trade union or association of trade unions or organisation or body of employees and there are no facts known to the Vendor which might indicate that there may be any such dispute.

10.5	Share Incentive, Bonus Schemes etc.

The Company does not have in existence nor is it proposing to introduce any share incentive scheme, share option scheme or profit sharing scheme for all or any part of its directors or employees.

10.6	Industrial Agreements

The Company has not entered into any union membership, security of employment, recognition or other collective agreement (whether legally binding or not) with a trade union nor has it done any act which might be construed as recognition.

10.7	Pensions

The Company does not have a pension or other scheme pursuant to which it makes or could become liable to make payments for providing retirement benefits. No proposal has been announced by the Company to establish any pension or other scheme for providing any such benefits and the Company does not provide and has not promised to provide any such benefits.

10.8	Employee Retention Plan

The Company's maximum liability under the Employee Retention Plan is RM8,978,474.24.

Schedule 3

The Property

All that piece of leasehold land held under H.S.(D) 8712, P.T. 3217, Mukim 12, South West District, Penang, Malaysia together with all buildings erected thereupon.

Schedule 4

Key Employees

[**]

In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Vendor

IOMEGA OVERSEAS B.V.

                        /s/Robert Crowley
By       :        _____________________________

                        Robert Crowley
Name     :        _____________________________

                        Director
Title    :        _____________________________

Address  :                 Iomega Overseas BV
                           c/o Iomega Corporation
                           4435 Eastgate Mall
                           San Diego, CA 92121 USA

Facsimile No.     :        (858) 795-7012

Attention         :        General Counsel

The Purchaser

VENTURE CORPORATION LIMITED

                        /s/Wong Ngit Liong
By       :        _____________________________

                        Wong Ngit Liong
Name     :        _____________________________

                        Chief Executive Officer
Title    :        _____________________________

Address  :                 5006 Ang Mo Kio Avenue 5
                           #05-01/12 TECHplace II
                           Singapore 569873

Facsimile No.     :        (65) 6482 0122

Attention         :        Mr Wong Ngit Liong